UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G




















Under the Securities Exchange Act of 1934
(Amendment No. ________)*


Wellesley Bancorp, Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)


949485106
(CUSIP Number)


March 9, 2016
(Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate
the rule pursuant to which this Schedule is filed:
Rule 13d-1(b)x
Rule 13d-1(c)
Rule 13d-1(d)

*The remainder of this cover page
shall be filled out for a reporting
persons initial filing on this form
with respect to the subject
class of securities, and for any
subsequent amendment containing
information which would alter the
disclosures provided in a prior
cover page.

The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).













CUSIP No. 949485106	Page 2 of 9

1.  Names of Reporting Persons.

Strategic Value Investors, LP
2.  Check the Appropriate Box if a Member of a Group
(a) x
(b)
3.  SEC Use Only
4.  Citizenship or Place of Organization
State of Delaware
   Number of Shares
   Beneficially
   Owned by
   Each Reporting
   Person With:
5.  Sole Voting Power: 0

6.  Shared Voting Power: 186,752

7.  Sole Dispositive Power: 0

8.  Shared Dispositive Power: 186,752
9.  Aggregate Amount Beneficially Owned by Each Reporting Person
	186,752
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
11.  Percent of Class Represented by Amount in Row (9)
	7.6%
12.  Type of Reporting Person
	PN























CUSIP No. 949485106	Page 3 of 9

1.  Names of Reporting Persons.

Ben Mackovak
2.  Check the Appropriate Box if a Member of a Group
(a) x
(b)
3.  SEC Use Only
4.  Citizenship or Place of Organization
United States
   Number of Shares
   Beneficially
   Owned by
   Each Reporting
   Person With:
5.  Sole Voting Power: 0

6.  Shared Voting Power: 186,752

7.  Sole Dispositive Power: 0

8.  Shared Dispositive Power: 186,752
9.  Aggregate Amount Beneficially Owned by Each Reporting Person
	186,752
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
11.  Percent of Class Represented by Amount in Row (9)
	7.6%
12.  Type of Reporting Person
	IN
























CUSIP No. 949485106	Page 4 of 9

1.  Names of Reporting Persons.

Marty Adams
2.  Check the Appropriate Box if a Member of a Group
(a) x
(b)
3.  SEC Use Only
4.  Citizenship or Place of Organization
United States
   Number of Shares
   Beneficially
   Owned by
   Each Reporting
   Person With:
5.  Sole Voting Power: 0

6.  Shared Voting Power: 186,752

7.  Sole Dispositive Power: 0

8.  Shared Dispositive Power: 186,752
9.  Aggregate Amount Beneficially Owned by Each Reporting Person
	186,752
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
11.  Percent of Class Represented by Amount in Row (9)
	7.6%
12.  Type of Reporting Person
	IN
























CUSIP No. 949485106	Page 5 of 9

1.  Names of Reporting Persons.

Umberto Fedeli
2.  Check the Appropriate Box if a Member of a Group
(a) x
(b)
3.  SEC Use Only
4.  Citizenship or Place of Organization
United States
   Number of Shares
   Beneficially
   Owned by
   Each Reporting
   Person With:
5.  Sole Voting Power: 0

6.  Shared Voting Power: 186,752

7.  Sole Dispositive Power: 0

8.  Shared Dispositive Power: 186,752
9.  Aggregate Amount Beneficially Owned by Each Reporting Person
	186,752
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
11.  Percent of Class Represented by Amount in Row (9)
	7.6%
12.  Type of Reporting Person
	IN
























CUSIP No. 949485106	Page 5 of 9

1.  Names of Reporting Persons.

Strategic Value Bank Partners LLC
2.  Check the Appropriate Box if a Member of a Group
(a) x
(b)
3.  SEC Use Only
4.  Citizenship or Place of Organization
State of Ohio
   Number of Shares
   Beneficially
   Owned by
   Each Reporting
   Person With:
5.  Sole Voting Power: 0

6.  Shared Voting Power: 186,752

7.  Sole Dispositive Power: 0

8.  Shared Dispositive Power: 186,752
9.  Aggregate Amount Beneficially Owned by Each Reporting Person
	186,752
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
11.  Percent of Class Represented by Amount in Row (9)
	7.6%
12.  Type of Reporting Person
	OO
























CUSIP No. 949485106

ITEM 1.
       (a) Name of Issuer:
       Wellesley Bancorp, Inc.

       (b) Address of Issuer's Principal Executive Offices:
	40 Central Street,
	Wellesley, MA 02482
ITEM 2.
       (a) Name of Person Filing:
i.	Strategic Value Investors, LP is a
Delaware limited partnership
ii.	Ben Mackovak (Mackovak), who serves
as a managing member of
Strategic Value Bank Partners LLC.
iii.	Marty Adams (Adams), who serves
as a managing member of
Strategic 	Value Bank Partners LLC.
iv.	Umberto Fedeli (Fedeli), who serves as a
managing member of
Strategic Value Bank Partners LLC.
v.	Strategic Value Bank Partners LLC,
a Ohio Limited Liability
company, which serves as the general
partners of Strategic Value Investors, LP.

(b) Address of Principal Business
Office, or if None, Residence:
The address of the business office
of each of the Reporting
Person is 2000 Auburn Drive, Suite 300,
Beachwood, OH 44122

   (c) Citizenship:
Strategic Value Investors is
organized under the laws of the
State of Delaware. Strategic Value
Bank Partners LLC is
organized under the laws of the state
of Ohio. Each of 	Messrs. Mackovak, Adams
and Fedeli is a citizen of the United
States of America.

       (d) Title of Class of Securities:
		Common Stock

       (e) CUSIP Number:
		949485106
ITEM 3.  IF THIS STATEMENT IS FILED
PURSUANT TO SS.240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK
WHETHER THE PERSON FILING IS A:


(a)
[_]
Broker or dealer registered under Section 15 of the Act  (15 U.S.C. 78o).

(b)
[_]
Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)
[_]
Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)
[  ]
Investment company registered under
Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-
8).

(e)
[x]
An investment adviser in accordance with  ss.240.13d-1(b)(1)(ii)(E);

(f)
[_]
An employee benefit plan or endowment
fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

(g)
[_]
A parent holding company or control
person in accordance with ss.240.13d-1(b)(1)(ii)(G);

(h)
[_]
A savings associations as defined
in Section 3(b) of the Federal
Deposit Insurance Act (12 U.S.C. 1813);

(i)
[_]
A church plan that is excluded
from the definition of an investment
company under section 3(c)(14) of the
Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)
[_]
Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP.

All ownership information reported in this item 4 is as of March 18th, 2016.

Strategic Value Investors, LP
       (a) Amount beneficially owned: 186,752

       (b) Percent of class: 7.6%

       (c) Number of shares as to which such person has:

       	(i)  Sole power to vote or to direct the vote: -0-

       	(ii) Shared power to vote or to direct the vote: 186,752

       	(iii) Sole power to dispose or to direct the disposition of: 		-0-

       	(iv) Shared power to dispose or to direct the disposition of: 		186,752

Ben Mackovak
       (a) Amount beneficially owned: 186,752

       (b) Percent of class: 7.6%

       (c) Number of shares as to which such person has:

       	(i)  Sole power to vote or to direct the vote: -0-

       	(ii) Shared power to vote or to direct the vote: 186,752

       	(iii) Sole power to dispose or to direct the disposition of: 		-0-

		(iv) Shared power to dispose or to direct the disposition of: 		186,752

Marty Adams
       (a) Amount beneficially owned: 186,752

       (b) Percent of class: 7.6%

       (c) Number of shares as to which such person has:

       	(i)  Sole power to vote or to direct the vote: -0-

       	(ii) Shared power to vote or to direct the vote: 186,752

       	(iii) Sole power to dispose or to direct the disposition of: 		-0-

		(iv) Shared power to dispose or to direct the disposition of: 		186,752

Umberto Fedeli
       (a) Amount beneficially owned: 186,752

       (b) Percent of class: 7.6%

       (c) Number of shares as to which such person has:

       	(i)  Sole power to vote or to direct the vote: -0-

       	(ii) Shared power to vote or to direct the vote: 186,752

       	(iii) Sole power to dispose or to direct the disposition of: 		-0-

		(iv) Shared power to dispose or to direct the disposition of: 		186,752







Strategic Value Bank Partners LLC
       (a) Amount beneficially owned: 186,752

       (b) Percent of class: 7.6%

       (c) Number of shares as to which such person has:

       	(i)  Sole power to vote or to direct the vote: -0-

       	(ii) Shared power to vote or to direct the vote: 186,752

       	(iii) Sole power to dispose or to direct the disposition of: 		-0-

		(iv) Shared power to dispose or to direct the disposition of: 		186,752



ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not Applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION
OF THE SUBSIDIARY WHICH ACQUIRED THE
SECURITY BEING REPORTED ON BY THE
PARENT HOLDING COMPANY.

Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

See Item 2.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

Not Applicable.


ITEM 10. CERTIFICATIONS.


By signing below I certify that,
to the best of my knowledge and belief,
the securities referred to above were
acquired and are held
in the ordinary course of business and
were not acquired and not held for the
purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.



SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

March 18, 2016

(Date)

/s/ Ben Mackovak

(Signature)

Ben Mackovak, as Managing Member of
Strategic Value Bank Partners LLC, for
itself and as the general Partner of
Strategic Value Investors LP.